EXHIBIT 99.1

Biocept Reports Third Quarter 2019 Financial Results

•	Revenues reached a record $1.5 million, up 101% over the third quarter of 2018 and up 28% over the second quarter of 2019
•	The number of commercial samples received increased 66% over the third quarter of 2018 and 12% over the second quarter of 2019
•	Cost of revenue reduced 23% on a per accession basis versus the third quarter of 2018
•	Revenues for the first nine-month of 2019 increased 57% and the number of commercial samples received increased 32% over the first nine months of 2018
•	Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (November 13, 2019) – Biocept, Inc. (NASDAQ: BIOC), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, reports financial results for the three and nine months ended September 30, 2019, and provides an update on its business progress.

“We continued to deliver strong growth during the third quarter of 2019 with revenues reaching a record $1.5 million, up 101% over the same period in the prior year and up 28% over the second quarter of this year,” said Michael Nall, President and CEO of Biocept.  “Our momentum was driven by a 66% year-over-year increase in the number of commercial samples received, as we focus on segments of the liquid biopsy market where our Target Selector™ technologies and testing platform can help the most patients, namely patients with lung, prostate and breast cancers. In addition, we continue to work to control expenses, which has moved us closer to gross margin positive.  We are focused on continued growth in commercial volume and improvement in gross margin percent through operational efficiencies.

“Testing for lung cancer continued to be among the largest contributors to commercial volume due to the difficulties in securing lung tissue samples from this patient population,” he added.  “We also continue to gain traction in the uro-oncology market where our blood-based testing is used by urologists to monitor patients with rising prostate-specific antigen (PSA) levels as well as in the post-surgery setting to identify patients at risk for cancer recurrence.  We are seeing increasing reorders from the physicians and practices who began using our Target Selector™ products earlier this year, while establishing relationships with additional urologists and urology practice groups during the third quarter.  We expect continued growth in this business segment.

“Our Target Selector™ testing for breast cancer was also a key contributor to commercial volume growth during the quarter.  Clinicians treating patients with breast cancer are utilizing our blood-based assays for initial profiling of biomarkers to ensure that critical biomarkers are not missed with the original tissue biopsy as well as to re-profile patients who have cancer recurrence in order to determine the most appropriate treatment plan for each patient,” Nall said.

Review of Third Quarter and Recent Highlights

Commercial Agreements

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Announced an agreement with Beacon Laboratory Benefit Solutions designating Biocept as a BeaconLBS® Lab-of-Choice.  Beacon Laboratory is a nationally recognized provider of laboratory benefit management technology solutions to U.S.-based health and managed care companies.  This designation increases patient access to Biocept’s liquid biopsy testing platforms.

Regulatory Approval

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Obtained CE IVD Marks for the CEE-Sure® Blood Collection Tube and the CEE-Sure® Sample Collection Shipping Kit in Europe.  These CE Marks confirm that Biocept’s CEE-Sure® products, which are specifically designed to collect and transport blood and other liquid biopsy specimens, meet the requirements of the European In-Vitro Diagnostic Devices Directive.  This allows Biocept to commercialize its tubes and collection/shipping kits throughout the European Union and other CE Mark geographies.

Industry Conferences and Study Results

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Announced the presentation of six posters at the 2019 Association for Molecular Pathology (AMP) Annual Meeting featuring clinical data highlighting Target Selector™ tests and kits.  The content of these posters is expected to be published in a future issue of The Journal of Molecular Diagnostics.

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Presented data at the 2019 IASLC World Conference on Lung Cancer highlighting the ability of Biocept’s circulating tumor DNA (ctDNA) assays to consistently detect actionable biomarkers from the blood of patients diagnosed with lung cancer at a mutant allele frequency as low as 0.01%.  The poster featured clinical experience data from more than 1,400 blood samples drawn from patients diagnosed with non-small cell lung cancer, and collected and shipped using the Company’s CEE-Sure® Blood Collection Tubes.

Peer-reviewed Journal Publications

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Announced publication of an article in the peer-reviewed journal PLOS ONE featuring analytical validation results demonstrating the ultra-sensitive detection of Target Selector™ testing for EGFR, BRAF and KRAS mutations in plasma ctDNA.  These tests can be performed in the Company’s CLIA laboratory with a commercial turnaround time of only three to four days.

Intellectual Property

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Awarded U.S., Canadian and European patents covering antibody and microchannel technology and enhanced detection of cancer cells.  These new patents further expand Biocept’s intellectual property estate for capturing and detecting rare cells of interest, including CTCs to aid in the management of patients with cancer.

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Granted a South Korean patent covering the Target Selector™ oncogene mutation enrichment and detection platform for proprietary Switch-Blocker technology that is core to Target Selector™ assays for molecular analysis using real-time PCR, Sanger sequencing and next-generation sequencing.

•	Ended the period with 36 issued patents globally for Biocept’s highly sensitive method of detecting cancer biomarkers.

Third Quarter Financial Results

Revenues for the third quarter of 2019 were $1.5 million, a 101% increase from $762,000 for the third quarter of 2018.  Revenues for the third quarter of 2019 included $1.4 million in commercial test revenue, $40,000 in development services test revenue and $60,000 in revenue for Target Selector™ RUO kits, which were commercially launched in early 2019, and CEE-Sure® blood collection tubes.  Revenues for the third quarter of 2018 included $698,000 in commercial test revenues and $64,000 in development services test revenues.

Biocept accessioned 1,189 commercial samples during the third quarter of 2019, a 66% increase from the 717 commercial samples accessioned during the third quarter of 2018.  The Company accessioned 1,332 billable samples in the third quarter of 2019, a 52% increase from 878 billable samples for the third quarter of 2018.

Cost of revenues for the third quarter of 2019 was $2.8 million, compared with $2.5 million for the third quarter of 2018.  Cost of revenues for the third quarter of 2019 increased 14% while volume increased by nearly 50% as the Company continued to leverage its fixed costs.

Research and development (R&D) expenses for the third quarter of 2019 were $1.2 million, compared with $1.1 million for the third quarter of 2018, with the increase primarily due to an increase in materials used for developing and validating new assays.  General and administrative (G&A) expenses for the third quarter of 2019 were $1.7 million, a decrease from $1.8 million during the third quarter of 2018 as the Company continued its cost-containment program.  Sales and marketing (S&M) expenses for the third quarter of 2019 were $1.5 million, compared with $1.4 million for the third quarter of 2018, with the increase primarily attributed to commissions paid for higher volume and revenue.

The third quarter of 2018 included a non-cash deemed dividend of $0.6 million for the repricing of adjustable warrants.  There was no comparable charge in the third quarter of 2019.

The net loss attributable to common shareholders for the third quarter of 2019 was $5.7 million, or $0.25 per share on 23.0 million weighted-average shares outstanding.  The net loss attributable to common shareholders for the third quarter of 2018 was $6.7 million, or $2.42 per share on 2.8 million weighted-average shares outstanding. The Company completed a 1-for-30 reverse stock split of its common stock in July 2018.

Nine Month Financial Results

Revenues for the first nine months of 2019 were $3.7 million, a 57% increase from $2.4 million for the first nine months of 2018, and included $3.5 million in commercial test revenues, $130,000 in development services test revenues, and $90,000 in revenues for Target Selector RUO kits and CEE-Sure® blood collection tubes.

Total costs and expenses for the first nine months of 2019 were $21.2 million, and included cost of revenues of $8.1 million, R&D expenses of $3.5 million, G&A expenses of $5.1 million and S&M expenses of $4.5 million.

Other expense for the first nine months of 2019 of $2.0 million consisted of non-cash warrant inducement expenses associated with recognizing the fair value of the inducement warrants issued in May 2019 of $1.8 million and $190,000 of interest expense.  This compares with other expense of $240,000 for the first nine months of 2018 related to interest expense.  The nine months ended September 30, 2019 included a non-cash deemed dividend of $0.1 million for the repricing of adjustable warrants, compared with a non-cash deemed dividend of $0.6 million for the repricing of adjustable warrants during the nine months ended September 30, 2018.

The net loss attributable to common shareholders for the first nine months of 2019 was $19.5 million, or $1.10 per share on 17.8 million weighted-average shares outstanding.  This compares with a net loss attributable to common shareholders for the first nine months of 2018 of $19.2 million, or $8.26 per share on 2.3 million weighted-average shares outstanding.  The Company completed a 1-for-30 reverse stock split of its common stock in July 2018.

Biocept reported cash and cash equivalents as of September 30, 2019 of $6.5 million, compared with $3.4 million as of December 31, 2018.  The increase was due to $17.0 million in net proceeds from equity capital raises conducted in the first quarter of 2019, and $4.9 million from the exercise of common stock warrants exercised year-to-date in 2019.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following its conclusion and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10135501.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma. The Company uses its proprietary liquid biopsy technology to provide physicians with information for treating and monitoring patients diagnosed with cancer. The Company's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in plasma (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, our ability to grow our business and drive adoption of our products, and our expectation of continued growth in the uro-oncology business segment, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at http://www.sec.gov.

Investor Contact:

LHA Investor Relations

Jody Cain

Jcain@lhai.com

(310) 691-7100

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

	December 31,	September 30,

	2018	2019

		(unaudited)
ASSETS
Cash	$3,423,373	$6,539,444
Accounts receivable, net	1,574,325	2,861,659
Inventories, net	587,222	687,186
Prepaid expenses and other current assets	425,961	497,121
TOTAL CURRENT ASSETS	6,010,881	10,585,410
FIXED ASSETS, NET	2,739,422	1,325,255
LEASE RIGHT-OF-USE ASSETS	—	2,610,249
TOTAL ASSETS	$8,750,303	$14,520,914
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$4,609,647	$5,783,213
NON-CURRENT LIABILITIES, NET	1,098,137	1,032,243
TOTAL LIABILITIES	5,707,784	6,815,456
SHAREHOLDERS’ EQUITY	3,042,519	7,705,458
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,750,303	$14,520,914

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended September 30,		For the nine months ended September 30,

	2018	2019	2018	2019

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
NET REVENUES	$761,591	$1,529,262	$2,390,772	$3,744,824
COSTS AND EXPENSES
Cost of revenues	$2,481,916	$2,832,735	$7,616,473	$8,105,422
Research and development expenses	1,089,746	1,163,546	3,179,612	3,535,116
General and administrative expenses	1,793,720	1,700,380	5,441,354	5,058,525
Sales and marketing expenses	1,404,192	1,462,335	4,473,908	4,451,628
Total costs and expenses	6,769,574	7,158,996	20,711,347	21,150,691
LOSS FROM OPERATIONS	(6,007,983)	(5,629,734)	(18,320,575)	(17,405,867)
WARRANT INDUCEMENT, INTEREST AND OTHER EXPENSE	(39,801)	(62,028)	(236,714)	(2,018,691)
LOSS BEFORE INCOME TAXES	(6,047,784)	(5,691,762)	(18,557,289)	(19,424,558)
INCOME TAXES	—	—	(739)	—
NET LOSS AND COMPREHENSIVE LOSS	$(6,047,784)	$(5,691,762)	$(18,558,028)	$(19,424,558)
Deemed dividend related to warrants down round provision	(636,370)	—	(636,370)	(99,743)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(6,684,154)	$(5,691,762)	$(19,194,398)	$(19,524,301)
NET LOSS PER SHARE
- Basic	$(2.42)	$(0.25)	$(8.26)	$(1.10)
- Diluted	$(2.42)	$(0.25)	$(8.27)	$(1.10)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	2,767,440	23,018,235	2,322,749	17,807,298
- Diluted	2,759,614	23,018,235	2,320,111	17,807,298

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